February 8, 2006
Exhibit 15
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Johnson Controls, Inc. Registration Statement Nos. 33-57685, 33-64703, 333-13525, 333-59594, 333-111192, and 333-130714 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 333-10707, 333-66073, 333-41564, and 333-117898 on Form S-8.
Commissioners:
We are aware that our report dated February 8, 2006 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) for the three month periods ended December 31, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2005 is incorporated by reference in the afore referenced Registration Statements.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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